Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (No. 333-125930 and No. 333-128036) on Form S-8 of Liberty Global 401(k) Savings Plan – Puerto Rico (formerly known as the Liberty Media 401(k) Savings Plan – Puerto Rico) of our report dated June 26, 2006, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings Plan – Puerto Rico as of December 31, 2005 and for the year then ended appearing in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
June 26, 2006